SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                                 (Rule 13d-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13d-1

                   Under the Securities Exchange Act of 1934


                             TECH LABORATORIES, INC.
            -------------------------------------------------------
                                (Name of Issuer)


                         COMMON STOCK, $.01 PAR VALUE
            -------------------------------------------------------
                         (Title of Class of Securities)


                                   878249101
            -------------------------------------------------------
                                 (CUSIP Number)

                                February 3, 2000
            -------------------------------------------------------
            (Date of Event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                                                               [ ] Rule 13d-1(b)
                                                               [X] Rule 13d-1(c)
                                                               [ ] Rule 13d-1(d)

------------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                               Page 2 of 4 Pages


CUSIP No.  878249101                 13G


--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

       EARL M. BJORNDAL

       151428606
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A.

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            248,344
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             -0-
   REPORTING      -------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             248,344
                  -------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       -0-

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       248,344

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       6.62%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

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                                                               Page 3 of 4 Pages

                                      13-G


Item 1(a).  Name of Issuer.

            Tech Laboratories, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            955 Belmont Avenue
            North Haledon, NJ  07508

Item 2(a).  Name of Person Filing.

            This Statement is being filed by Mr. Earl Bjorndal

Item 2(b).  Address of Principal Business Office, or if None, Residence

            The address of Mr. Bjorndal is 955 Belmont Avenue, North Haledon,
                                           NJ  07508

Item 2(c).  Citizenship

            Mr. Bjorndal is a citizen of the U.S.

Item 2(d).  Title of Class of Securities

            Common Stock, $0.01 par value per share.

Item 2(e).  CUSIP Number

            878249101

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  Company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment Company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.  Ownership.

         If more than five percent of the class is owned, indicate:

         (a) Amount beneficially owned:  248,344
                                        ---------------------------------------,
             As of the date of this report Mr. Bjorndal beneficially owned 248,344 shares of common stock of the Issuer. Such number of shares include 50,000 shares of common stock issuable upon exercise of options that are exercisable within 60 days of this report.

         (b) Percent of class:  6.62%
                               ------------------------------------------------,

         (c) Number of shares as to which such person has:

               (i) Sole power to vote or to direct the vote  248,344
                                                            -------------------,
               (ii) Shared power to vote or to direct the vote   -0-
                                                               ----------------,

               (iii) Sole power to dispose or to direct the disposition of
                       248,344
                     ----------------------------------------------------------,

               (iv) Shared power to dispose or to direct the disposition of
                       -0-
                    ------------------------------------------------------, and

         (d) Shares which there is a right to acquire:    50,000
                                                       ------------------------,

Item 5.  Ownership of Five Percent or Less of a Class.

               N/A

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

               N/A

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

               N/A

Item 8.  Identification and Classification of Members of the Group.

               N/A

Item 9.  Notice of Dissolution of Group.

               N/A

Item 10. Certification.


         By signing below -I/we- certify that, to the best of my/our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

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                                                               Page 4 of 4 Pages

                                      13-G

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, -I/we- certify that the information set forth in this statement is true, complete and correct.


Date:  February 16, 2000


/s/ EARL M. BJORNDAL
------------------------------------
                    (Signature)*


    EARL M. BJORNDAL
------------------------------------
                    (Name/Title)

* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).